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Exhibit No. 99

The Allstate Corporation
News Release

                            For more information:
                            Michael Trevino
                            Allstate Media Relations
                            (847) 402-5600

The Allstate Corporation Terminates Shareholder Rights Plan; Announces Quarterly Dividend

NORTHBROOK, Ill., Nov. 11, 2003—The Allstate Corporation Board of Directors today announced it has voted to terminate the shareholder rights plan (commonly known as a "poison pill") adopted in 1999. The corporation will buy back the rights at the redemption price of one cent ($0.01) per right. At the same meeting, the board also declared a quarterly dividend of twenty-three cents ($0.23) on each outstanding share of the corporation's common stock payable in cash on Jan. 02, 2004 to stockholders of record at the close of business on Nov. 28, 2003. Payment of the rights redemption will be made with the dividend payment.

"The board's vote to redeem the rights plan is further evidence of Allstate's commitment to strong and responsive corporate governance," said Edward M. Liddy, Allstate president, chairman and CEO.

When a substantial segment of our shareholders voiced their concerns about the rights plan in 2002, the board responded by instituting a triennial independent director evaluation (TIDE) process, which commenced in 2003. The TIDE process calls for the board's nominating and governance committee, comprised entirely of independent directors, to conduct a periodic review of the rights plan and make a recommendation to the board as to whether, in the best interests of shareholders and the corporation, it should be maintained, amended or terminated. A review has been completed and the board has accepted the committee's recommendation to terminate the plan.

In evaluating the rights plan, the nominating and governance committee considered a wide variety of factors bearing on Allstate and its shareholders, including shareholder sentiment and the corporation's other protections against abusive takeover practices.

"We are very proud of Allstate's corporate governance practices and procedures and believe that financial performance is driven, in part, by adhering to strong governance standards. This board's responsiveness to shareholders is just one more tangible example of Allstate's desire to serve as a model for what is right about corporate America," said Liddy.

For more details about Allstate's corporate governance practices and procedures, go to Allstate.com and click on "Corporate Governance" link on the home page.

The Allstate Corporation (NYSE: ALL) is the nation's largest publicly held personal lines insurer. Widely known through the "You're In Good Hands With Allstate®" slogan, Allstate provides insurance products to more than 16 million households and has approximately 12,300 exclusive agents and financial specialists in the U.S. and Canada. Customers can access Allstate products and services through Allstate agents, or in select states at allstate.com and 1-800 Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. Allstate Financial Group includes the businesses that provide life and supplemental insurance, retirement, banking and investment products through distribution channels that include Allstate agents, independent agents, financial institutions and broker-dealers.

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  Exhibit No. 99